BDO Dunwoody LLP	600 Park Place
Chartered Accountants	666 Burrard Street
Vancouver, BC, Canada V6C 2X8
Telephone: (604) 688-5421
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E-mail: vancouver@bdo.ca
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Consent of Independent Accountants

Turbodyne Technologies, Inc.
Carpenteria, California

We hereby consent to the incorporation by reference in the:

1.
Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 10, 2002 (Registration No. 333-88064) with respect to the registration of 2,731,000 shares of common stock of Turbodyne Technologies, Inc. (the “Company”) issued as stock for service to certain of the Company’s consultants named in the Registration Statement;

2.
Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 2, 2002 (Registration No. 333-100245) with respect to the registration of 6,000,000 shares of common stock issuable pursuant to the Company’s 2002 Stock Option Plan;

3.
Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 19, 2002 (Registration No. 333-101977) with respect to the registration of 7,500,000 shares of common stock issuable pursuant to the Company’s 2002 Stock Incentive Plan; and

4.
Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 14, 2003 (Registration No. 333-107995) with respect to the registration of 3,000,000 shares of common stock issuable pursuant to the Company’s 2003 Stock Incentive Plan;

of our report dated April 6, 2004 relating to the consolidated financial statements of the Company as of December 31, 2003 which appears in this Form 10-KSB. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
May 14, 2004